Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cancer Genetics, Inc. and subsidiary of our report dated March 28, 2014, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of Cancer Genetics, Inc. for the year ended December 31, 2013

/s/ McGladrey LLP
Des Moines, Iowa
May 22, 2014